Exhibit 10

CLIENT LEASE

(Renewal)

THIS LEASE is made and entered into this July 1, 2013, by and between FLAGSHIP ENTERPRISE CENTER, INC., an Indiana not-for-profit corporation (hereinafter called “Landlord”), and ALTAIRNANO, (hereinafter called “Tenant”).

Witnesseth That:

Article I.

Leased Premises.

Section 1.01.     Lease and Description of Premises. Landlord, for and in consideration of the rent, covenants, agreements and conditions stated herein, does hereby lease to Tenant and Tenant does hereby lease from Landlord the following described premises (hereinafter referred to as the “Leased Premises”) situated in the Flagship Enterprise Center building located at 3019 Enterprise Drive, Flagship Business Park, Anderson, Indiana 46013. Said Building which is designated as the Flagship “A-1” (Accelerator) Building, consists of 70,000 square feet of space.

Section 1.02.      Additional Consideration to Tenant/Use of Equipment and Shared Services. As additional consideration of Tenant’s payment of rent as herein below provided, Landlord shall provide Tenant with the following equipment and/or services:

(a)

Parking. Landlord shall provide Tenant with access to parking facilities, which shall be subject to availability and Landlord’s parking facilities policies. Handicapped parking is made available for those tenant/visitors with a handicap parking pass only, all others may be towed or ticketed.

Article II.

Lease Term.

Section 2.01.     Renewal Lease Term. Unless sooner terminated under the provisions hereof, the term of this Lease shall be for a period of one (1) year (the “Renewal Term”), commencing on the 1st day of July, 2013, (hereinafter referred to as the “Commencement Date”) and ending on the 30th day of June, 2014.

Section 2.02.      Lease Renewal. Tenant shall have the option to extend the Lease Renewal Term for two (2) additional one (1) year terms. Upon renewal of the first one-year term, commencing July 1, 2014 and ending June 30, 2015, Tenant’s lease and payment terms shall remain unchanged. Upon renewal of the second one-year renewal term, beginning July 1, 2015 and ending June 30, 2016, Tenant shall pay as rent to Landlord a sum equal to that as set forth in “Exhibit B,” as mutually agreed upon by both parties.

Section 2.03.     Provisions for Negotiation of Renewal. Parties shall commence negotiations for a Renewal Term no sooner than ninety (90) days before the expiration of the existing Term and such negotiations shall be completed no later than thirty (30) days before the expiration of the existing Term.

Section 2.04.     Holding Over. In the event Tenant remains in possession of the Leased Premises after the expiration of the agreed upon lease Term and/or expiration of a Renewal Term, without the execution of a lease extension agreement or exercise of a renewal option, Tenant’s lease will automatically be extended for one additional one-year term and all terms of the Lease shall continue unabated, excepting for the length of term as herein specified. Such automatic lease extension tenancy may at any time be terminated by either party upon ninety (90) days written notice given to the other party.

Article III.

Rental Payments.

Section 3.01.      Rent. Based upon negotiations between the parties, Tenant shall pay, as rent, to Landlord, a sum equal to that as set forth in Exhibit “B”. Such Rent shall be reviewed from each successive expiration date of the lease.

Section 3.02.      Rent During Renewal Terms. The rental payments for any Renewal Term shall be in the monetary sum mutually agreed to by the parties prior to the commencement of the Renewal Term.

Section 3.03.      Payment of Utilities. Tenant shall pay all usage and other monthly charges for all utility services rendered or furnished to or based upon or in connection with the Leased Premises, including, but not limited to electricity, gas, water/sewage, or other utility or service.

Section 3.04.      Payment of Grounds Maintenance. The Tenant shall assume responsibility for all grounds maintenance and payment of costs for services associated with such maintenance as set forth in Section 5.04.

Section 3.05.      Payment of Taxes on Real Estate and Personal Property. Landlord covenants and agrees to assume and pay all real estate taxes, if any, incurred and/or assessed against the real estate and improvements located on the Leased Premises. Tenant covenants and agrees to assume and pay all personal property taxes incurred and/or assessed against the personal property owned by Tenant located on the Leased Premises.

Section 3.06.      Past Due Payments. In the event any rental payment or other payment owing from Tenant to Landlord pursuant to this Lease shall become overdue for a period in excess of ten (10) days, a late charge in the amount of five percent (5%) of such overdue payment shall be paid by Tenant to Landlord, which late charge shall be payable upon demand. Said late charge shall be in addition to and not in lieu of any other remedy Landlord may have and any fee, charge, payment and advancements landlord may be entitled to hereunder or by law. In the event any rental payment or other payment owing from Tenant to Landlord pursuant to this Lease shall become overdue for a period in excess of twenty-five (25) days, such unpaid amounts shall bear interest from the due date thereof to the date of payment at the rate of one and one-half percent (1½ %) per month.

Section 3.07.      Place of Payments. All payments required to be paid, and all statements required to be rendered by Tenant to Landlord shall be delivered to Landlord at its address set forth in Section 15.01 hereof or to such other address as Landlord specifies to tenant in accordance with such Section.

Article IV.

Use and Occupancy.

Section 4.01.      Use of Leased Premises. The Leased Premises in the office area shall be used solely as office or laboratory research space. The Leased Premises in the manufacturing area shall be used as manufacturing, research or lab space. Tenant will have full access to and use of Tenant Space, and the right to use and access all common areas within the Building on an “as available” basis, subject to the Flagship Enterprise Center’s Building Rules and Regulations, as amended or modified from time to time, which are incorporated by reference into this Lease. Tenant hereby acknowledges receipt of the current Building Rules and Regulations. Landlord shall provide to Tenant written notice of any amendments or modifications to the Building Rules and Regulations, which shall be effective with respect to Tenant after such notice has been given. Tenant will not have access to any other areas within the Building, including but not limited to the space of other tenants and Landlord’s executive offices.

Section 4.02.      Prohibition against Waste and Unlawful Uses. Tenant shall not commit or allow any waste or damage to be committed on any portion of the Leased Premises. Tenant shall not occupy or use or permit any portion of the Leased Premises to be occupied or used for any business or purpose which is unlawful, disreputable or deemed to be hazardous, or permit anything to be done which would in any way significantly increase the cost of insurance coverage on the Leased Premises or its contents.

Section 4.03.      Prohibition against Use or Storage of Hazardous Materials. Tenant shall not maintain, store or use any other hazardous materials upon the Leased Premises without Landlord’s written consent. Hazardous materials shall mean any hazardous, toxic or radioactive substance, matter, material or waste which is or becomes regulated by any federal, state or local law, ordinance, order, rule, regulations, code or other governmental restriction or requirement and includes, without limitation, asbestos, petroleum products and the terms hazardous substance and hazardous waste as defined in CERCLA and RCRA, as each may be amended. If any hazardous materials are necessary for the carrying on of tenant’s business operations, notice of existence of such materials must be given to Landlord, and Tenant shall retain such licenses as may be required to handle, transport and dispose of such materials in accordance with local, state and federal rules, regulations and laws.

Section 4.04.      Environmental Responsibility. Tenant must supply Landlord Material Safety Data Sheets for all chemicals used by Tenant. Tenant must comply with the OSHA and EPA requirements. Noise levels created by Tenant’s machinery must not exceed a limit of 85 decibels or such noise level required by the applicable zoning ordinance, whichever is lower. Tenant shall defend and hold Landlord harmless from all fines, penalties and costs relating to any violation or noncompliance with such laws and regulations.

Section 4.05.      Prohibition against Excessive Floor Loads. Tenant shall not overload the floors of the Tenant Space beyond their designed weight-bearing capacity. Landlord reserves the right to direct the positioning of all heavy equipment, furniture and fixtures that Tenant desires to place in the Tenant Space so as to distribute weight properly. Landlord may require the removal of any equipment, furniture or fixtures that exceeds appropriate weight limits for the Tenant Space.

Section 4.06.      Condition, Alterations and Additions. Tenant’s acceptance of the Leased Premises on the Commencement Date shall be as is, where is and without warranty of any kind as to zoning, condition, fitness for Tenant’s business purpose or otherwise. Tenant assumes sole responsibility for examining the Leased Premises prior to the Commencement Date to assure itself of the Leased Premises’ compliance with this Lease and Tenant’s business purpose. Tenant shall make no leasehold improvements, alterations or additions to any part of the Leased Premises without the prior written consent of Landlord. All such improvements, alterations and additions, excepting only unattached and movable trade fixtures, shall be the sole property of Landlord.

Section 4.07.      Signage. Tenant’s placement of signage on the exterior south wall of the building (facing interstate) and as free standing signage at the northeast corner of the building have been approved. All additional signage, whether installed on the interior or exterior of Leased Building shall be subject to the written approval of Landlord which will not be unreasonably withheld.

Article V.

Maintenance and Repairs.

Section 5.01.     Maintenance. Landlord, at Landlord’s expense, shall keep the foundation, walls and other structural parts, including the roof, of the building in reasonable order, condition and repair; provided, however, Landlord shall not be responsible for making any repairs or replacements occasioned by any act or negligence of Tenant, its employees, contractors, agents, invitees, licensees or concessionaires. Tenant shall keep, maintain, replace and repair the Leased Premises and every part thereof in good order, condition and repair, including, but not limited to, interior and exterior electrical, mechanical and utility equipment and systems; fixtures; and interior walls, floors and ceilings.

Section 5.02.     Payment of Cleaning & Janitorial Service Expenses. Tenant shall assume and pay all expenses for routine/customary cleaning and janitorial services to keep the Leased Premises in a clean and orderly condition. Should Tenant fail in this responsibility, Landlord reserves the right, but shall not be obligated, to cause the Leased Premises to be cleaned and charges therefore would be assessed to Tenant. Tenant shall assume and pay all expenses for routine/customary cleaning and janitorial services to keep the Common Areas within the Building in a clean and orderly condition. Tenants are responsible for picking up after themselves in the common areas of the Building.

Section 5.03.      Snow Removal. Tenant shall assume and pay all expenses for snow removal for Tenant’s parking and walkways to keep said property in a clean and safe condition.

Section 5.04.      Lawn Care. Tenant shall pay all expenses for routine/customary grounds and lawn care to keep said property in a clean and groomed condition.

Section 5.05.      Notice. Tenant shall give Landlord prompt written notice of the need for any maintenance, replacement or repairs which Landlord is obligated to make under foregoing Section 5.01 and of any material damage to the Leased Premises or any part thereof.

Section 5.06.      Access to Leased Premises. Landlord and its agents may retain a pass key to the Leased Premises and shall have the right to enter the Leased Premises at any and all times to service and inspect the Leased Premises. During the period beginning sixty (60) days prior to the expiration of the Initial Term or any Renewal Term (unless Landlord has already agreed to extend the Term of this Lease), Landlord’s staff may enter the Leased Premises to show the Leased Premises to prospective tenants.

Article VI.

Insurance and Indemnification.

Section 6.01.      Public Liability Insurance: Tenant. Tenant, at Tenant’s expense, shall maintain in full force and effect throughout the Lease Term a policy of general public liability insurance naming Landlord as an additional insured and covering any and all claims for injuries to or death of persons and damage to property occurring in or upon the Leased Premises, in an amount not less than One Million Dollars ($1,000,000.00) for injury to or death of any one person; Two Million Dollars ($2,000,000.00) for injury to or death of more than one person in the same accident or occurrence; and Five Hundred Thousand Dollars ($500,000.00) for damaged property arising out of any one accident or occurrence.

Section 6.02.      Insurance on Tenant’s Property. All Tenant’s fixtures, equipment, merchandise or other personal property shall be kept at Tenant’s sole risk and expense, and Tenant, at Tenant’s expense, shall maintain in full force and effect throughout the Lease Term fire and extended coverage insurance on its fixtures, equipment, merchandise and other personal property in or upon the Leased Premises for its full insurable value on a replacement cost basis, if obtainable, and if not obtainable, for the full amount of the estimated cash value for such property.

Section 6.03.      Insurance on Leased Premises. Landlord shall maintain in full force and effect throughout the Lease Term broad form fire and extended coverage insurance on the Leased Premises and Landlord’s fixtures, equipment and personal property, in, on or about the Leased Premises, for their full insurable value on a replacement cost basis, if obtainable, and if not obtainable, for the full amount of its actual cash value.

Section 6.04.      Waiver of Subrogation. Each of the parties hereto hereby waives and releases any and all rights of recovery which it might have against the other for any loss or damage, whether or not caused by any alleged negligence of the other party, its agents, licensees or invitees, to the extent that such loss or damage is or would be covered by any insurance required to be maintained under this Lease. Each policy of insurance required under this Lease shall contain an endorsement to such effect, so long as such endorsement is available. Should either Landlord or Tenant be unable to procure such an endorsement, the other party shall be relieved of carrying insurance with such an endorsement and the foregoing provisions for waiver of right of recovery against the other (right of subrogation) shall be of no further force or effect.

Section 6.05.     Tenant’s Indemnification. Unless caused or contributed to by the gross negligence or willful misconduct of Landlord, its agents or employees, Tenant assumes all risks and responsibilities for accidents, injuries or damages to person or property and agrees to indemnify and hold Landlord harmless from any and all claims, liabilities, losses, costs and expenses (including attorneys’ fees) arising from or in connection with its, use or control of the Leased Premises and any improvements thereon during the Lease Term or Tenant’s breach of any term, covenant, condition or agreement to be observed by Tenant under this Lease. Tenant shall be liable to Landlord for any damages caused by gross negligence or willful misconduct to the Leased Premises and for gross negligence or willful misconduct done by Tenant or any person coming on the Leased Premises by the license or invitation of Tenant, express or implied (except Landlord, its agents or employees).

Section 6.06.     Tenant’s Waiver of Claims. Landlord shall not be liable for, and Tenant waives all claims against Landlord for, any injuries, damages (including, but not limited to, consequential damages) or losses of or to person, property or otherwise, sustained by Tenant and not covered by insurance, unless resulting from Landlord’s gross negligence or willful misconduct. All property of Tenant kept or stored in, upon or about the Leased Premises shall be so kept or stored at the sole risk of Tenant; and Tenant shall hold Landlord harmless from any claims, costs or expenses, including attorneys’ fees, arising out of damage thereto, unless such claim arises out of grossly negligent or willful misconduct on the part of Landlord, its agents and employees.

Section 6.07.      Certificates of Insurance. For each type of insurance which Landlord or Tenant are required to maintain under this Lease, each shall furnish the other an endorsed copy of such insurance policy showing that each such type of insurance is in full force and effect and not cancelable without thirty (30) days prior written notice to the other party.

Article VII.

Eminent Domain.

Section 7.01.      Legal Effect. If the whole or any part of the Leased Premises is taken for public or quasi-public use by a governmental or other authority having the power of eminent domain, or shall be conveyed to any such authority in lieu of such taking, and if such taking or conveyance shall cause the remaining part of the Leased Premises to be untenantable and inadequate for Tenant’s Business, then Landlord or Tenant may, at their option, terminate this Lease as of the date Tenant is required to surrender possession of the Leased Premises by giving the other party notice of such termination. If a part of the Leased Premises shall be taken or conveyed, but the remaining part is tenantable and adequate for Tenant’s Business (as reasonably determined by Tenant, and with notice of such determination given to Landlord within fifteen (15) days of any such taking), then this Lease shall be terminated as to the part taken or conveyed as of the date Tenant surrenders possession thereof; Landlord shall make such repairs, alterations and improvements as may be necessary to render the part not taken or conveyed tenantable; and the rent shall be reduced in proportion to the part of the Leased Premises so taken or conveyed.

Section 7.02.      Payment of Award. All compensation awarded for such taking or conveyance shall be the sole property of Landlord, without any deduction therefrom for any present or future estate of Tenant, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award; provided, however, Tenant shall have the right to recover from such taking authority, but not from Landlord, such compensation as may be awarded to Tenant on account of moving and relocation expenses and depreciation to and removal of Tenant’s property.

Article VIII.

Destruction and Damage.

Section 8.01.      Damage by Casualty. In the event of a fire or other casualty in the Leased Premises, Tenant shall give prompt notice thereof to Landlord. If the Leased Premises shall be partially destroyed by fire or other casualty so as to render the Leased Premises partially or wholly untenantable, the Rent shall be abated on the basis of leasable square footage remaining and occupied thereafter, until such time as the Leased Premises are made fully fit for use by Tenant; provided, however, that if gross negligence or willful misconduct of Tenant, or its agents, employees or invitees shall have contributed to the cause of such fire or other casualty, the Rental shall not be abated during the period of restoration of the Leased Premises.

Section 8.02.      Restoration; Partial or Total Destruction of Building. In the event the Building shall be partially or totally destroyed by fire or other casualty, the same shall be repaired as soon as is reasonably possible, at the expense of Landlord, unless Landlord shall elect to terminate this Lease as hereinafter provided. If damage to the Leased Premises is to such extent that the cost of restoration, as estimated by Landlord will exceed fifty percent (50%) of the replacement value of the Leased Premises (including the building standard improvements) or thirty percent (30%) of the replacement value of the Building (exclusive of the foundation) in its condition just prior to the occurrence of the damage, Landlord may, no later than the sixtieth (60th) day following such damage, give Tenant notice that it elects to terminate this Lease. If such notice shall be given:

(a)	This Lease shall terminate on the twentieth (20th) day following the giving of said notice;

(b)	Tenant shall surrender possession of the Leased Premises on or before such termination date; and

(c)	The rental provided hereunder shall be apportioned as of the date of such termination and any Rental paid for any period beyond said date shall be refunded to Tenant.

Unless Landlord so elects to terminate this Lease, Landlord shall proceed with the restoration of the Leased Premises and/or the Building as soon as reasonably possible. If the damage to the Building as the result of any casualty is such that the Leased Premises cannot be used by Tenant for Tenant’s Business for a period of three (3) or more months, as estimated by Landlord, either Landlord or Tenant may cancel and terminate this Lease by giving notice of such termination to the other party within thirty (30) days after the date of such casualty. In such event of termination, all Rental shall be apportioned as of the date of such termination and any Rental paid for any period beyond said date shall be refunded to Tenant. In no event, however, shall Tenant have the right to cancel or terminate this Lease if the gross misconduct or willful neglect of Tenant, or its agents, employees or invitees shall have contributed to the cause of such casualty.

Article IX.

Events of Default and Remedies.

Section 9.01.      Events of Default. The occurrence of any one (1) or more of the following events shall be deemed to be an “Event of Default”:

(a)	The failure of Tenant to pay any installment of rent within thirty (30) days after its due date;

(b)

The failure of Tenant to perform any other of its covenants under this Lease or to comply with the Building Rules and Regulations within thirty (30) days after written notice or demand therefore is served upon Tenant by Landlord;

(c)	The making by Tenants of an assignment for the benefit of creditors;

(d)

The levying of a writ of execution or attachment on or against the Leased Premises or Tenant’s interest therein as the property of Tenant, and the same not being released or discharged within sixty (60) days thereafter;

(e)

The institution of proceedings in a court of competent jurisdiction for the reorganization, liquidation, voluntary or involuntary dissolution of Tenant, or for its adjudication as a bankrupt or insolvent, or for the appointment of a receiver of the property of Tenant, and said proceedings are not dismissed within sixty (60) days after the institution of said proceedings; or

(f)

A mechanic’s lien or similar lien upon the Leased Premises or the building is asserted of record in connection with work allegedly done in or about the Leased Premises at the request or instance of Tenant, and the same is not removed by Tenant, or adequate security for the satisfaction thereof deposited with Landlord, within forty-five (45) days from the date any such lien was filed in the office of the Recorder of Madison County, Indiana.

Section 9.02      Remedies. Upon the occurrence of an Event of Default, Landlord shall have the option to:

(a)	Re-enter the Leased Premises with or without process of law, using such means as may be necessary to remove all persons and property therefrom; and/or

(b)

Exercise any other right or remedy available to Landlord at law or in equity in addition to or as an alternative to any of the other rights and remedies of Landlord herein specified upon the occasion of any such Event of Default.

In the event that subsequent to an Event of Default, Landlord should relet the Leased Premises or a portion thereof during the balance of the Term of this Lease, the proceeds of such reletting, after deduction of all reasonable costs incurred by Landlord in connection with repossession and reletting of the Leased Premises (including without limitation, all legal fees, leasing commissions, remodeling costs and similar expenses) shall be applied to satisfaction of Tenant’s obligations hereunder. Landlord shall have the right to file suit to recover any sums which have fallen due under this Lease from time to time on one (1) or more occasions without being obligated to wait until the expiration of the Term of this Lease. Alternatively, in the event Landlord should elect to terminate this Lease, Landlord shall be entitled to recover forthwith as damages from Tenant a sum of money equal to: (i) the cost of recovering possession of the Leased Premises, (ii) the unpaid Rent owed at the time of such termination; (iii) the balance of the Rent for the remainder of the term; and (iv) any other sum of money or damages owed by Tenant to Landlord, less the fair market rental value of the Leased Premises for the remainder of the term of this Lease.

Article X.

Subordination.

Section 10.01.   Subordination. Upon request by Landlord, this Lease shall become subordinate to the lien of a mortgage given by Landlord, if such mortgage provides that Tenant’s rights under this Lease and possession of the Leased Premises shall not be disturbed as long as it performs its duties hereunder. Tenant shall enter into any confirming subordination and non-disturbance agreement such mortgagee may reasonably require.

Article XI.

Assignment and Subletting.

Section 11.01.   Assignment and Subletting. Tenant shall not assign or encumber this Lease or any interest herein, or sublet the Leased Premises or any part thereof, or permit the use of the Leased Premises or any part thereof by any party other than Tenant, without the prior written consent of Landlord.

Article XII.

Covenant of Quiet Enjoyment.

Section 12.01.   Covenant of Quiet Enjoyment. Landlord covenants and warrants that it has all necessary right, title and interest in the Leased Premises to enter into this Lease and grant tenant the rights herein. Landlord agrees that if Tenant performs all the covenants and agreements herein provided to be performed by Tenant, Tenant shall, at all times during the Lease Term, have the peaceable and quiet enjoyment of possession of the Leased Premises without any manner of hindrance from Landlord or any persons claiming under Landlord subject to the terms of any mortgage to which this Lease is subordinate or subordinated to.

Article XIII.

Termination of Lease and Surrender of Leased Premises.

Section 13.01. Termination.   This Lease shall Terminate upon any one (1) of the following occurrences:

(a)

Upon expiration of ten (10) days following written notice by Landlord to Tenant, if Tenant continues to be in default in the performance of obligations of this Lease required to be performed by Tenant;

(b)	Upon expiration of the Initial Term or any Renewal Term where no extension of the Initial Term or Renewal Term has been negotiated;

(c)	Upon expiration of thirty (30) days following written notice by one party to the other during any holdover period;

(d)

Upon expiration of thirty (30) days following written demand by Landlord to Tenant, if Tenant continues to be more than Five Hundred Dollars ($500.00) in arrears in the payment of monies due and owing Landlord’s list of recommended Preferred Providers as listed in the Flagship Enterprise Center Building Rules and Regulations as amended from time to time, for services rendered to Tenant.

(e)

Upon expiration of thirty (30) days following written notice of Landlord’s Board of Director’s written findings that Tenant, despite written notice and provision of a ninety (90) day period to cure, continues by its conduct to:

(i.)	depart in a material and significant manner from its business intentions, as originally submitted to Landlord at commencement of the Initial Term;

(ii.)	fail to exercise due diligence in the execution of its business plan and/or pursuit of its business objectives;

(iii.)	be absent from the Building for protracted periods without appropriate excuse or justification;

(iv.)	violate the terms and provisions of the Articles of Incorporation of the Flagship Enterprise Center, Inc.

Section 13.02. Surrender. At the termination or expiration of this Lease, Tenant shall deliver the Tenant Space in good order and repair, ordinary wear and tear excepted. Tenant shall not be required to surrender any of Tenant's trade fixtures, equipment or personal property, unless permanently affixed to the Tenant Space, provided that any trade fixtures, equipment or personal property of Tenant not removed within forty-eight (48) hours following the termination or expiration of this Lease shall be deemed abandoned and shall become the sole and exclusive property of the Landlord. Tenant shall repair any damage to the Tenant Space caused by removal of any trade fixtures, equipment, or personal property of Tenant. In no event will Tenant have the right to hold over past the termination of this Lease. Tenant acknowledges that time is of the essence and that it is of critical importance for Landlord to have possession of the Tenant Space upon the termination or expiration of this Lease. In the event Tenant does not vacate the Tenant Space as required in this Lease, Landlord shall be entitled to any and all remedies at law or in equity, including, without limitation, the right to change locks on the building, remove all trade fixtures, equipment or personal property from the Tenant Space and/or to demolish all improvements in the Tenant Space, all which shall be without any liability or claim against Landlord, which are hereby waived by Tenant.

Article XIV.

Enforcement Expenses.

Section 14.01.   Enforcement Expenses. In the event that either party hereto shall be successful in enforcing against the other any remedy, legal or equitable, for a breach of any of the provisions of this lease, there shall be included in the judgment or any decree the reasonable expenses and attorney fees of the successful party against the unsuccessful party.

Article XV.

Notices.

Section 15.01.   Notices. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given two (2) days after being deposited with the United States Postal Service, or its successor, as certified or registered mail, postage prepaid, and addressed as follows:

To Tenant:	Altairnano 204 Edison Way Reno, Nevada 89502 Attention: CEO

To Landlord:	Flagship Enterprise Center, Inc. 2701 Enterprise Drive Anderson, Indiana 46013 Attention: President / CEO

or to such other address as either party may designate from time to time for itself by notice similarly given. Any notice to be given may also be given by personal delivery of the written notice to the person in charge of the business operations at the Leased Premises at the time of such notice, and shall be deemed effective as of the date such personal delivery is made.

Article XVI.

General Provisions.

Section 16.01.   Relationship of the Parties. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating a relationship of principal and agent, partnership or joint venture between the parties hereof, it being understood and agreed that nothing herein, no any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.

Section 16.02.   Provision for Non-Waiver. No delay or omission of the right to exercise any power by either party shall impair any such right or power, or shall be construed as a waiver of any default or as an acquiescence thereon. One or more waivers of any covenant, term or condition of this Lease by either party shall not be construed by the other party as a waiver of subsequent breach of the same covenant, term or condition. Consent or approval by either party to or of any act by the other party of a nature requiring consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.

Section 16.03.   Recording Memorandum of Lease. Either party hereto, upon written request of the other, shall join in the execution of a Memorandum of Lease in proper form for recording or filing in the office of the Recorder of Madison County, Indiana, which Memorandum shall set forth the existence of terms of this Lease, with subordination of the leasehold interest to any mortgage by the Landlord and such other terms as the parties may mutually agree upon.

Section 16.04.   Law of Indiana Governs. The laws of the State of Indiana shall govern the validity, performance and enforcement of this Lease. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provision.

Section 16.05.   Complete Agreement. The headings of the several articles of sections contained herein are for convenience only and do not define, limit or construe the contents of such articles and sections. All negotiations, considerations, representations and understandings between the parties are incorporated herein and may be modified or altered only by memorandum in writing signed by the parties hereto.

Section 16.06.   Agreement Binding on Successor and Assigns. The covenants, agreements and obligations herein contained shall extend to, bind and inure to the benefit not only of the parties hereto, but their respective personal representatives, heirs, successors and assigns.

Section 16.07.   Tenant’s Compliance with Rules and Regulations. Tenant agrees to conduct its business and operations so as to comply with the Rules and Regulations adopted by the Landlord.

IN WITNESS WHEREOF, the said parties have hereunto set their hands this 2nd day of July, 2013.

ALTAIRNANO		FLAGSHIP ENTERPRISE CENTER
Tenant		Lessor

BY:	/s/ Michael Canada	BY:	/s/ Charles Staley
	Michael Canada, VP E&O		Charles Staley
Charles Staley, President/CEO

EXHIBIT “A”

SITE DIAGRAM - Flagship Energy Systems Center

 EXHIBIT “B”

RENT

Rent Calculation

During Lease Renewal Term, beginning July 1, 2013 and ending June 30, 2014, Tenant shall pay to Landlord, with respect to each calendar year or fractional calendar year, as the case may be, total rental payments in the monthly sum of Twenty Thousand Four-Hundred and Sixteen Dollars and Sixty-Seven Cents ($20,416.67), being the product of the square footage of the Building (70,000 sq ft) multiplied by the rent per square foot ($3.50), which is Two Hundred and Forty-Five Thousand Dollars and Zero Cents ($245,000.00), divided by twelve (12) months.

Tenant shall have the option to extend the Lease Renewal Term for an additional one year period, beginning July 1, 2014 and ending June 30, 2015, with the same lease and payment terms.

Tenant shall have the option to extend the Lease Renewal Term for a second one-year period, beginning July 1, 2015 and ending June 30, 2016, with the following change in lease/payment requirements: Tenant shall pay to Landlord, with respect to each calendar year or fractional calendar year, as the case may be, total rental payments in the monthly sum of Twenty-Two Thousand One-Hundred and Sixty-Six Dollars and Sixty-Seven Cents ($22,166.67), being the product of the square footage of the Building (70,000 sq ft) multiplied by the rent per square foot ($3.80), which is Two Hundred and Sixty-Six Thousand Dollars and Zero Cents ($266,000.00), divided by twelve (12) months.